Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan Senior Executive Vice President Chief Financial Officer (631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.

REPORTS FOURTH QUARTER AND YEAR END 2011 RESULTS

Growth in Loans, Core Deposits and Net Income

(Bridgehampton, NY — January 23, 2012)  Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank, today announced fourth quarter and year end results for 2011.  Highlights of the Company’s financial results for the quarter and year end include:

•                Record net income of $3.0 million and $.42 per share for the quarter, a 23% increase in net income over 2010.

•              Core net income of $10.9 million and $1.62 per share for the year, 19% higher than the $9.2 million recorded in 2010.

•              Returns on average assets and equity utilizing core net income for 2011 were .92% and 15.13%, respectively.

•                Net interest income increased $5.7 million for 2011, with a net interest margin of 3.97%.

•                Total assets of $1.34 billion at year end, 30% higher than year end 2010.

•                Loan growth of 21%, with loans exceeding $612 million at year end.

•                Deposits of $1.19 billion at year end, an increase of 30% over 2010, continuing strong growth trends.

•                Solid asset quality metrics with continued increases in reserve coverage.

•                Successful and efficient completion of a $24.7 million common stock offering.

•                Tier 1 Capital increased by $38.4 million, nearly 50% higher than year end 2010.

•                Declared quarterly dividend of $.23 per share.

“2011 was a historic year for achievements at Bridgehampton National Bank. We grew our business by successfully completing our first acquisition, and expanding relationships with new and existing customers. We strengthened our organization by substantially increasing equity capital, and enhancing our staff and systems infrastructure. We delivered exceptional financial results with record levels of revenues and net income, growth in deposits, loans and reserves, while reducing problem assets. Our execution of these strategic initiatives was accomplished despite the challenging economic and regulatory environment. We believe a strong, well-capitalized balance sheet, funded by core branch deposits is the key to successfully fulfilling our mission to be the community bank for the communities we serve,” commented Kevin M. O’Connor, President and CEO of Bridge Bancorp, Inc.

Net Earnings and Returns

Net income for the quarter ended December 2011 was $3.0 million or $.42 per share, compared to $2.4 million or $.38 per share, for the same period in 2010, reflecting a 23% increase in net income and a 11% increase in earnings per share. In 2011, net income was $10.4 million or $1.54 per share, while core net income, was $10.9 million or $1.62 per share, an increase in core net income of 19% from 2010. The core net income and related ratios reflect the quarterly and annual results adjusted for acquisition costs, related to the May 2011 Hamptons State Bank, “HSB” transaction. These increases reflect the growth in earning assets as we experienced higher levels of net interest income and other income, offsetting increases in operating expenses associated with our larger organization. Returns on average assets and equity for 2011 were .88% and 14.37%, respectively, while core returns on average assets and equity, adjusted for acquisition related costs, were .92% and 15.13%, respectively.

Interest income grew in 2011 as average earning assets increased by 22% or $202.0 million, offsetting the net interest margin decline from 4.22% to 3.97%.  This decline was due to a variety of factors, as the positive impact of higher deposit balances and increased loan demand were offset by increases in the levels of lower yielding liquid assets, and historically low market interest rates. This trend continued in the fourth quarter of 2011.  The provision for loan losses was $.9 million for the quarter, consistent with the 2010 fourth quarter. For 2011, the provision was $3.9 million, an increase of $.4 million over 2010.  Total non-interest income grew $.4 million for the fourth quarter with fee income, service charges and title revenue increasing.  During the year, total non-interest income declined $.5 million resulting from $1.2 million in lower securities gains, partially offset by higher fee income and service charges. Non-interest expense for 2011 increased in both the quarter and year due to expenses associated with new and acquired branches and compliance initiatives. Although non-interest expense increased in 2011, the Company’s efficiency ratio improved to 57.96% from 60.92% in the quarter and to 58.64% from 62.32% for the year.  The improvement reflects the return on the investments made in new branches, technology and staff.

“The revenue growth is directly attributable to the increasing scale of our successful community bank. We’ve added core deposits and have identified, underwritten and funded new loans providing credit for our communities. These revenues offset the higher costs associated with expansion, compliance and credit, generating increases in our net income and earnings per share. Our substantial growth and the post-crisis regulatory mandate for higher capital levels for all banks, created certain dynamics we have been addressing during 2011. In the current quarter, the 1.4 million share common equity offering added $23.5 million in net new capital.  Additionally, during 2011 we raised $4.6 million through our previously announced Dividend Reinvestment Plan (the “DRP”). As a historically “well capitalized” bank, the new equity capital significantly improved all relevant capital ratios, and is critical to maintaining our positive momentum. In the near term, certain measures of profitability will be impacted, by the higher equity and increased share count, as we conservatively deploy these proceeds.  Long term we believe a strong, fortified balance sheet will, provide the platform for the continued execution of our community banking business strategy,” commented Mr. O’Connor.

Balance Sheet and Asset Quality

Total assets of $1.34 billion at December 2011, were $309 million higher than last year and average assets increased 22%.   This reflects strong organic growth in new and existing markets and, to a lesser extent, the May 2011 HSB acquisition. Total asset growth, excluding the impact of HSB, was robust at $240 million or 23% over December 2010, including growth of $115.2 million or 24% in investments, $69 million or 14% in loans and $54.3 million in cash and cash equivalents.  Total deposits were $1.19 billion at December 2011 and included $321.5 million of demand deposits. The increase in total deposits at year end 2011, exclusive of HSB deposits, reflects organic growth of $214.3 million or 23% compared to December 2010.

Asset quality measures improved as non-performing assets (“NPA”) at December 2011 declined 38% to $4.2 million from $6.7 million at December 2010, and currently represent only 0.68% of total loans, compared to 1.33% at December 2010.  A portion of the decline reflects the classification of $2.3 million in non-performing land loans as loans held for sale.  These loans were reported at their fair value at December 2011, and were sold in January 2012 with no gain or loss.  For 2011, the allowance for loan losses increased $2.3 million to $10.8 million. The allowance as a percentage of total loans increased to 1.77% compared to 1.69% at December 2010.  Excluding the impact of the acquired HSB loans, which were initially recorded at their fair values this ratio would be 1.87%.

“Our asset quality metrics remain well above our peers and we continue to originate new loans following our prudent underwriting standards.  Our coverage levels both to total loans and to NPAs remain strong,” commented Mr. O’Connor.

Stockholders’ equity grew to $107 million reflecting the capital raised through the stock offerings, the HSB transaction and the DRP, as well as continued earnings growth, net of dividends. Overall, Tier 1 capital increased to $118.3 million or 48% higher than the December 2010 level.  The Company’s capital ratios exceed all regulatory minimums and it continues to be classified as well capitalized.

Challenges & Opportunities

“The current banking environment remains challenging in many respects.  The absolute level of interest rates and the potential for them to remain at or near historic lows for an extended period creates issues for margin management and heightened risks to the eventuality of higher rates. The omnipresent regulatory environment with its pending new regulations, rules and compliance burdens certainly contributes to uncertainty. Finally, the credit environment appears to be improving. We have the potential at any moment for a change depending on the impact of world and national events, or more localized issues with municipal budgets and the related fallout. Any one of these factors could affect economic activity and our customers’ businesses, creating a domino effect on credit quality.

“This was another year of milestone achievements and significant change for our Company. The acquisition, organic growth and considerably higher capital demonstrates our ability to identify, leverage and efficiently execute on opportunities. As we look ahead, we see future opportunities to continue this trajectory and positive momentum.  Our customers and certain markets in which we operate have been less affected than others by recent economic turmoil. However, they and more importantly, we, are not insulated from the general economic environment and its related impacts. Recognizing this is critical to our continued ability to execute our strategy. We must continue to foster relationships with businesses and customers that share our principles and philosophies for prudent and reasonable fiscal and operational management,” concluded Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.  Established in 1910, the Bank, with assets of approximately $1.3 billion, and a primary market area of Suffolk County, Long Island, operates 20 retail branch locations. Through this branch network and its electronic delivery channels, it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract. Bridge Investment Services offers financial planning and investment consultation.

The Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects,”  “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the  consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic  conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines, changes in real estate values; a failure to realize or an unexpected delay in realizing, the growth opportunities and cost savings anticipated from the Hamptons State Bank merger; an unexpected increase in operating costs, customer losses and business disruptions  following the Hamptons State Bank merger; expanded regulatory requirements as a result of the Dodd-Frank Act, which could adversely affect operating results; and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.   The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands)

	December 31,	December 31,
	2011	2010
ASSETS
Cash and Due from Banks	$25,921	$21,598
Interest Earning Deposits with Banks	53,625	1,320
Total Cash and Cash Equivalents	79,546	22,918
Securities Available for Sale, at Fair Value	441,439	323,539
Securities Held to Maturity	169,153	147,965
Total Securities	610,592	471,504
Securities, Restricted	1,660	1,284
Loans Held for Sale	2,300	-
Loans Held for Investment	612,143	504,060
Less: Allowance for Loan Losses	(10,837)	(8,497)
Loans, net	601,306	495,563
Premises and Equipment, net	24,171	23,683
Goodwill and Other Intangible Assets	2,350	-
Accrued Interest Receivable and Other Assets	15,533	13,504
Total Assets	$1,337,458	$1,028,456
LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand Deposits	$321,496	$239,314
Savings, NOW and Money Market Deposits	683,863	544,470
Certificates of Deposit of $100,000 or more	140,578	90,574
Other Time Deposits	42,248	42,635
Total Deposits	1,188,185	916,993
Federal Funds Purchased and Repurchase Agreements	16,897	21,370
Junior Subordinated Debentures	16,002	16,002
Other Liabilities and Accrued Expenses	9,387	8,371
Total Liabilities	1,230,471	962,736
Total Stockholders’ Equity	106,987	65,720
Total Liabilities and Stockholders’ Equity	$1,337,458	$1,028,456
Selected Financial Data:
Tangible Book Value Per Share	$12.54	$10.33
Capital Ratios
Total Capital (to risk weighted assets)	16.2%	13.7%
Tier 1 Capital (to risk weighted assets)	15.0%	12.4%
Tier 1 Capital (to average assets)	9.3%	7.9%
Asset Quality
Non-performing loans	$4,161	$6,725
Real estate owned	-	-
Non-performing assets	$4,161	$6,725
Non-performing loans/Total loans	0.68%	1.33%
Allowance/Non-performing loans	260.44%	126.35%
Allowance/Total loans	1.77%	1.69%
Allowance/Originated loans	1.87%	1.69%

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
Interest Income	$13,026	$11,767	$50,426	$44,899
Interest Expense	1,983	1,833	7,616	7,740
Net Interest Income	11,043	9,934	42,810	37,159
Provision for Loan Losses	850	900	3,900	3,500
Net Interest Income after Provision for Loan Losses	10,193	9,034	38,910	33,659
Other Non Interest Income	1,555	1,243	5,798	5,027
Title Fee Income	349	286	1,016	1,103
Net Securities Gains	-	-	135	1,303
Total Non Interest Income	1,904	1,529	6,949	7,433
Salaries and Benefits	4,647	4,052	18,036	15,978
Acquisition Costs	65	-	793	-
Amortization of Core Deposit Intangible	18	-	42	-
Other Non Interest Expense	3,091	3,170	11,966	11,901
Total Non Interest Expense	7,821	7,222	30,837	27,879
Income Before Income Taxes	4,276	3,341	15,022	13,213
Provision for Income Taxes	1,326	936	4,663	4,047
Net Income	$2,950	$2,405	$10,359	$9,166
Basic Earnings Per Share	$0.42	$0.38	$1.54	$1.45
Diluted Earnings Per Share	$0.42	$0.38	$1.54	$1.45
Selected Financial Data:
Return on Average Total Assets	0.92%	0.94%	0.88%	0.95%
Effect of Acquisition Costs, Net of Tax	0.01%	-	0.04%	-
Core Return on Average Total Assets	0.93%	0.94%	0.92%	0.95%
Return on Average Stockholders’ Equity	14.47%	15.31%	14.37%	15.29%
Effect of Acquisition Costs, Net of Tax	0.22%	-	0.76%	-
Core Return on Average Stockholders’ Equity	14.69%	15.31%	15.13%	15.29%
Net Interest Margin	3.75%	4.26%	3.97%	4.22%
Operating Efficiency	57.96%	60.92%	58.64%	62.32%
Operating Expense as a % of Average Assets	2.41%	2.81%	2.55%	2.87%

Reconciliation of GAAP and core earnings for the three and twelve months ended December 31, 2011 and 2010:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
As Reported Earnings (GAAP)	$2,950	$2,405	$10,359	$9,166
Adjustments:
Acquisition Costs, Net of Tax	45	-	547	-
Core Earnings	$2,995	$2,405	$10,906	$9,166
Diluted GAAP Earnings Per Share	$0.42	$0.38	$1.54	$1.45
Adjustments:
Acquisition Costs, Net of Tax	-	-	0.08	-
Diluted Core Earnings Per Share	$0.42	$0.38	$1.62	$1.45

The table above provides a reconciliation of GAAP earnings and core earnings (GAAP earnings minus acquisition costs for the HSB merger) and GAAP earnings per share and core earnings per share.  The Company’s management believes that the presentation of core earnings and core earnings per share provides investors with a greater understanding of the Company’s operating results, in addition to the results measured in accordance with GAAP.  While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(In thousands)

	Three months ended December 31,
	2011			2010
			Average			Average
	Average		Yield/	Average		Yield/
(In thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$588,038	$9,360	6.32%	$482,654	$7,975	6.56%
Securities	574,987	4,038	2.79	472,589	4,173	3.50
Federal funds sold	-	-	-	2	-	-
Deposits with banks	47,610	31	0.26	5,892	11	0.74
Total interest earning assets	1,210,635	13,429	4.40	961,137	12,159	5.02
Non interest earning assets:
Other Assets	67,692			58,434
Total assets	$1,278,327			$1,019,571

Interest bearing liabilities:
Deposits	$823,213	$1,504	0.72%	$648,758	$1,346	0.82%
Federal funds purchased and repurchase agreements	19,378	138	2.83	30,404	145	1.89
Federal Home Loan Bank term advances	-	-	-	76	-	-
Junior Subordinated Debentures	16,002	341	8.45	16,002	342	8.48
Total interest bearing liabilities	858,593	1,983	0.92	695,240	1,833	1.05
Non interest bearing liabilities:
Demand deposits	329,761			254,826
Other liabilities	9,102			7,194
Total liabilities	1,197,456			957,260
Stockholders’ equity	80,871			62,311
Total liabilities and stockholders’ equity	$1,278,327			$1,019,571

Net interest income/interest rate spread		11,446	3.48%		10,326	3.97%

Net interest earning assets/net interest margin	$352,042		3.75%	$265,897		4.26%

Less: Tax equivalent adjustment		(403)			(392)

Net interest income		$11,043			$9,934

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(In thousands)

	Twelve months ended December 31,
	2011			2010
			Average			Average
	Average		Yield/	Average		Yield/
(In thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$554,469	$35,434	6.39%	$461,289	$30,223	6.55%
Securities	513,000	16,410	3.20	430,499	16,066	3.73
Federal funds sold	-	-	-	1,750	5	0.29
Deposits with banks	48,841	123	0.25	20,804	54	0.26
Total interest earning assets	1,116,310	51,967	4.66	914,342	46,348	5.07
Non interest earning assets:
Other Assets	63,977			55,564
Total assets	$1,180,287			$969,906

Interest bearing liabilities:
Deposits	$772,245	$5,707	0.74%	$627,047	$5,845	0.93%
Federal funds purchased and repurchase agreements	17,582	543	3.09	22,128	530	2.40
Federal Home Loan Bank term advances	82	-	-	19	-	-
Junior Subordinated Debentures	16,002	1,366	8.54	16,002	1,365	8.53
Total interest bearing liabilities	805,911	7,616	0.95	665,196	7,740	1.16
Non interest bearing liabilities:
Demand deposits	294,566			238,740
Other liabilities	7,721			6,028
Total liabilities	1,108,198			909,964
Stockholders’ equity	72,089			59,942
Total liabilities and stockholders’ equity	$1,180,287			$969,906

Net interest income/interest rate spread		44,351	3.71%		38,608	3.91%

Net interest earning assets/net interest margin	$310,399		3.97%	$249,146		4.22%

Less: Tax equivalent adjustment		(1,541)			(1,449)

Net interest income		$42,810			$37,159